EXHIBIT 99.1

PRESS RELEASE DATED APRIL 29, 2020

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519
FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
FIRST QUARTER 2020 RESULTS

NOTABLE ITEMS FOR THE QUARTER INCLUDE:

•	COVID-19 RESPONSE

◦	36 of 37 branches continue to operate and we are supporting our employees as they continue to serve our customers and communities.

◦	Approved over 570 Paycheck Protection Program loans totaling over $91 million, helping our small business customers retain over 9,500 employees.

◦	Implemented loan relief programs, and suspended certain deposit fees and charges, to support businesses and individuals.

◦
Declared regular quarterly cash dividend of $0.11 per share, based on strong earnings, capital, and liquidity, to support our stockholders, many of whom are businesses and individuals that live and work in our communities.

•	DILUTED EARNINGS PER SHARE OF $0.10 FOR THE FIRST QUARTER OF 2020, COMPARED TO $0.21 FOR THE FOURTH QUARTER OF 2019, AND $0.19 FOR THE FIRST QUARTER OF 2019

◦
The decrease in earnings for the current quarter as compared to the trailing and comparable prior year quarters is largely due to an increase in the provision for incurred loan losses primarily attributable to the impact of the COVID-19 pandemic on qualitative factors. The provision for loan losses increased by $7.4 million, or $0.12 per share (after tax), and $8.1 million, or $0.13 per share (after tax), compared to the trailing and comparable prior year quarters.

◦
Earnings for the trailing quarter reflect the benefit of $1.0 million, or $0.02 per diluted share, of tax-exempt income from bank owned life insurance proceeds in excess of the cash surrender value of the policies, offset by $755,000, after tax, in occupancy costs related to the consolidation of three branches, and $125,000 of merger-related costs, for a total of $0.02 per diluted share.

•	NON-PERFORMING LOANS TO TOTAL LOANS WAS 0.27% AT MARCH 31, 2020, COMPARED TO 0.29% AT DECEMBER 31, 2019

•	NET INTEREST INCOME INCREASED $1.5 MILLION, OR 5.1%, OVER THE TRAILING QUARTER AND $2.6 MILLION, OR 9.5%, OVER THE COMPARABLE PRIOR YEAR QUARTER

•	NET INTEREST MARGIN INCREASED 11 BASIS POINTS TO 2.57% FOR THE CURRENT QUARTER AS COMPARED TO 2.45% FOR THE TRAILING QUARTER, AND DECREASED SIX BASIS POINTS FROM THE COMPARABLE PRIOR YEAR QUARTER

•	ORIGINATED LOANS INCREASED $111.7 MILLION, OR 15.0% ANNUALIZED

•	DEPOSITS, EXCLUDING BROKERED, INCREASED $110.2 MILLION, OR 14.0% ANNUALIZED

WOODBRIDGE, N.J., APRIL 29, 2020 -- NORTHFIELD BANCORP, INC. (Nasdaq:NFBK), the holding company for Northfield Bank, reported diluted earnings per common share of $0.10 for the quarter ended March 31, 2020, as compared to $0.21 per diluted share for the quarter ended December 31, 2019, and $0.19 per diluted share for the quarter ended March 31, 2019. Earnings for the quarter ended December 31, 2019, included $1.0 million, or $0.02 per diluted share, of tax-exempt income from bank owned life insurance proceeds in excess of the cash surrender value of the policies, offset by $755,000, after tax, in occupancy costs related to the consolidation of three branches, and $125,000 of merger-related costs, for a total of $0.02 per diluted share.

Commenting on the quarter, Steven M. Klein, the Company’s President and Chief Executive Officer noted, “In these extraordinary times, our employees have demonstrated a level of caring and commitment to our communities, and our customers, which is inspirational. As an organization, we have implemented a number of measures to build resiliency, including a focus on transforming our operations to maintain our high service levels, while providing for the safety of our employees and customers, and improving on financial fundamentals, including increasing our net interest margin, total loans and total deposits, while reducing our operating expenses, and increasing our allowance for loan losses to reflect the economic hardships being experienced. These measures ensure that we can continue to be a source of strength to our communities, our customers, and our stockholders.”
Mr. Klein further noted, “In a time when many businesses and people are suffering from a dramatic decline in income, I’m pleased to announce that the Board of Directors has declared a dividend of $0.11 per common share, payable on May 27, 2020, to stockholders of record on May 13, 2020.”
Results of Operations
Comparison of Operating Results for the Three Months Ended March 31, 2020 and 2019

Net income was $4.6 million and $8.8 million for the three months ended March 31, 2020 and March 31, 2019, respectively. Significant variances from the comparable prior year quarter are as follows: a $2.6 million increase in net interest income, an $8.1 million increase in the provision for loan losses, a $3.2 million decrease in non-interest income, a $3.5 million decrease in non-interest expense, and a $1.0 million decrease in income tax expense.

Net interest income for the three months ended March 31, 2020, increased $2.6 million, or 9.5%, to $29.9 million, from $27.3 million for the three months ended March 31, 2019, primarily due to a $477.2 million, or 11.3%, increase in our average interest-earning assets, partially offset by a six basis point decrease in our net interest margin to 2.57% from 2.63% for the three months ended March 31, 2019. The increase in our average interest-earning assets was due to increases in average loans outstanding of $253.1 million, average mortgage-backed securities of $327.6 million, and average Federal Home Loan Bank of New York (“FHLBNY”) stock of $9.5 million, partially offset by decreases in average other securities of $90.7 million and average interest-earning deposits in financial institutions of $22.3 million. The decrease in net interest margin was due to lower yields on interest-earning assets which decreased 13 basis points to 3.67% for the three months ended March 31, 2020, from 3.80% for the three months ended March 31, 2019, partially offset by an 11 basis point decrease in the cost of our interest-bearing liabilities to 1.36% for the three months ended March 31, 2020, from 1.47% for the three months ended March 31, 2019. Net interest income for the three months ended March 31, 2020, included loan prepayment income of $627,000 as compared to $420,000 for the three months ended March 31, 2019.

The provision for loan losses increased by $8.1 million to $8.2 million for the three months ended March 31, 2020, compared to $59,000 for the three months ended March 31, 2019. The increase in the provision primarily reflects increased reserves related to the Coronavirus Disease 2019 (“COVID-19”) pandemic, including increases to our qualitative loss factors related to rising unemployment and loan rating changes related to loan modification requests, and, to a lesser extent loan growth. Net charge-offs were $90,000 and $70,000 for the three months ended March 31, 2020, and March 31, 2019, respectively.

The Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, a stimulus package signed into law on March 27, 2020 to address economic disruption caused by the COVID-19 pandemic, provides financial institutions with the option to defer adoption of the Financial Accounting Standards Board's Accounting Standard Update (“ASU”) No. 2016-13, Financial Instruments - Credit Losses (Topic 326) until the earlier of the end of the pandemic or December 31, 2020. The Company has elected to defer adoption of ASU No. 2016-13 and its Current Expected Credit Loss methodology (“CECL”). Upon the Company's future adoption of CECL, the change from the incurred loss methodology to the CECL methodology will be recognized through an adjustment to retained earnings, with an effective retrospective implementation date of January 1, 2020.

Non-interest income decreased $3.2 million, or 96.7%, to $108,000 for the three months ended March 31, 2020, from $3.3 million for the three months ended March 31, 2019, primarily due to a decrease of $3.1 million in gains on trading securities, net. For the three months ended March 31, 2020, losses on trading securities were $2.0 million as compared to gains of $1.1 million for the three months ended March 31, 2019. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan (the “Plan”). The participants of this Plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan.

Non-interest expense decreased $3.5 million, or 18.3%, to $15.7 million for the three months ended March 31, 2020, compared to $19.2 million for the three months ended March 31, 2019. This is due primarily to a $3.7 million decrease in employee compensation and benefits, $3.1 million of which is related to the Company's deferred compensation plan, which is described above and has no effect on net income, and a $630,000 decrease in equity award expense related to equity awards that fully vested in June 2019. Partially offsetting the decrease was an increase in professional fees of $342,000, primarily merger-related costs associated with our proposed acquisition of VSB Bancorp, Inc. announced in December 2019.

The Company recorded income tax expense of $1.6 million for the three months ended March 31, 2020, compared to $2.6 million for the three months ended March 31, 2019. The effective tax rate for the three months ended March 31, 2020, was 26.3% compared to 22.9% for the three months ended March 31, 2019. The higher effective tax rate for three months ended March 31, 2020 is primarily attributable to the effects of a technical bulletin issued by the New Jersey Division of Taxation in the second quarter of 2019 that specified treatment of real estate investment trusts in connection with combined reporting for New Jersey corporate business tax purposes.

Comparison of Operating Results for the Three Months Ended March 31, 2020, and December 31, 2019

Net income was $4.6 million and $10.1 million for the three months ended March 31, 2020, and December 31, 2019, respectively. Significant variances from the prior quarter are as follows: a $1.5 million increase in net interest income, a $7.4 million increase in the provision for loan losses, a $4.1 million decrease in non-interest income, a $3.0 million decrease in non-interest expense, and a $1.4 million decrease in income tax expense.

Net interest income for the three months ended March 31, 2020, increased $1.5 million, or 5.1%, primarily due to a $72.5 million, or 1.6%, increase in our average interest-earning assets, and an 12 basis point increase in our net interest margin to 2.57% from 2.45% for the three months ended December 31, 2019. The increase in our average interest-earning assets was due to increases in average loans outstanding of $90.8 million and average mortgage-backed securities of $22.4 million, partially offset by decreases in average other securities of $26.8 million, average FHLBNY stock of $4.8 million, and average interest-earning deposits in financial institutions of $9.0 million. The increase in net interest margin was primarily due to lower rates on deposits and borrowings. The cost of our interest-bearing liabilities decreased 14 basis points to 1.36% for the current quarter as compared to 1.50% for the prior quarter. Yields on interest-earning assets remained level at 3.67% for both three month periods ended March 31, 2020 and December 31, 2019. Net interest income for the three months ended March 31, 2020, included loan prepayment income of $627,000, as compared to $362,000 for the three months ended December 31, 2019.

The provision for loan losses increased by $7.4 million to $8.2 million for the three months ended March 31, 2020, from a provision of $772,000 for the three months ended December 31, 2019. The increase in the provision primarily reflects increased reserves related to the COVID-19 pandemic, including increases to our qualitative loss factors related to rising unemployment and loan rating changes related to loan modification requests, and, to a lesser extent loan growth. Net charge-offs were $90,000 and $131,000 for the three months ended March 31, 2020, and December 31, 2019, respectively.

Non-interest income decreased by $4.1 million to $108,000 for the three months ended March 31, 2020, from $4.2 million for the three months ended December 31, 2019. The decrease was primarily due to a $1.1 million decrease in income on bank owned life insurance, attributable to insurance proceeds in excess of the related cash surrender value of the policies, received in the prior quarter, and a $2.5 million decrease in gains on trading securities, net. Losses on trading securities were $2.0 million for the three months ended March 31, 2020, as compared to gains of $531,000 for the prior quarter. As previously noted, the trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan, and gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values.

Non-interest expense decreased $3.0 million, or 16.3%, to $15.7 million for the three months ended March 31, 2020, from $18.7 million for the three months ended December 31, 2019, primarily due to a $2.4 million decrease in employee compensation and benefits, related to the Company's deferred compensation plan (previously discussed) which has no effect on net income, and a $1.1 million decrease in occupancy expense, related to costs incurred with the consolidation of three branches effective December 31, 2019. Partially offsetting the decreases, were increases of $217,000 in advertising expense and $178,000 in other non-interest expense.

The Company recorded income tax expense of $1.6 million for the three months ended March 31, 2020, compared to $3.1 million for the three months ended December 31, 2019. The effective tax rate for the three months ended March 31, 2020 was 26.3% compared to 23.2% for the three months ended December 31, 2019. The effective tax rate for the prior quarter was lower due to the benefit of $1.0 million of tax-exempt income from bank owned life insurance proceeds in excess of the cash surrender value of the policies.

Financial Condition
Total assets decreased $58.5 million, or 1.2%, to $5.00 billion at March 31, 2020, from $5.06 billion at December 31, 2019. The decrease was primarily due to decreases in available-for sale debt securities of $76.9 million, or 6.8%, cash and cash equivalents of $33.1 million, or 22.4%, FHLBNY stock of $9.7 million, or 24.6%, and an increase in the allowance for loan losses of $8.1 million, or 28.2%. Partially offsetting these decreases, was an increase in loans held-for-investment, net, of $72.1 million, or 2.1%.

As of March 31, 2020, we estimate that our non-owner occupied commercial real estate concentration (as defined by regulatory guidance issued in 2006) to total risk-based capital was approximately 455%. Management believes that Northfield Bank (the Bank) has implemented appropriate risk management practices including risk assessments, board approved underwriting policies and related procedures which include monitoring bank portfolio performance, performing market analysis (economic and real estate), and stressing of the Bank’s commercial real estate portfolio under severe adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage our commercial real estate concentration risk, the Bank’s regulators could require us to implement additional policies and procedures or could require us to maintain higher levels of regulatory capital, which might adversely affect our loan originations, ability to pay dividends, and profitability.

Cash and cash equivalents decreased by $33.1 million, or 22.4%, to $114.7 million at March 31, 2020, from $147.8 million at December 31, 2019, primarily due to a decrease in cash balances held at the Federal Reserve Bank. Balances fluctuate based on the timing of receipt of security and loan repayments and the redeployment of cash into higher-yielding assets such as loans and securities, or the funding of deposit outflows or borrowing maturities.

Loans held-for-investment, net, increased $72.1 million to $3.51 billion at March 31, 2020, from $3.44 billion at December 31, 2019, primarily due to an increase in originated loans held-for-investment of $111.7 million, partially offset by decreases in acquired loans of $39.2 million. Originated loans held-for-investment, net, totaled $3.10 billion at March 31, 2020, as compared to $2.99 billion at December 31, 2019. The increase was primarily due to an increase in multifamily real estate loans of $104.6 million, or 4.8%, to $2.30 billion at March 31, 2020, from $2.20 billion at December 31, 2019.

On June 14, 2019, the New York State legislature passed the Housing Stability and Tenant Protection Act of 2019, impacting about one million rent-regulated apartment units. Among other things, the new legislation: (i) curtails rent increases from Material Capital Improvements and Individual Apartment Improvements; (ii) all but eliminates the ability for apartments to exit rent regulation; (iii) does away with vacancy decontrol and high-income deregulation; and (iv) repealed the 20% vacancy bonus. At March 31, 2020, the Company has approximately $407.2 million in multifamily loans in New York City with tenants that have some form of rent stabilization or rent control. The weighted average loan to value (“LTV”) was 46.0% based on the current balance and the collateral value at date of origination on this portfolio. The highest LTV in this portfolio is 72.9%. While it is too early to measure the full impact of the legislation, it generally limits a landlord’s ability to increase rents on rent-regulated apartments and makes it more difficult to convert rent regulated apartments to market rate apartments. As a result, the value of the collateral located in New York State securing the Company’s multifamily loans or the future net operating income of such properties could potentially become impaired. Management will continue to evaluate the effect of rent regulations on the collateral values.

The following tables detail our multifamily real estate originations for the three months ended March 31, 2020 and 2019 (dollars in thousands):

For the Three Months Ended March 31, 2020
Multifamily Originations	Weighted Average Interest Rate	Weighted Average LTV Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$181,511	3.67%	60%	94	V	30 Years
1,500	4.40%	47%	180	F	15 Years
$183,011	3.68%	60%

For the Three Months Ended March 31, 2019
Multifamily Originations	Weighted Average Interest Rate	Weighted Average LTV Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$90,743	4.26%	57%	75	V	30 Years
Acquired loans decreased by $39.2 million to $393.5 million at March 31, 2020, from $432.7 million at December 31, 2019, primarily due to paydowns of one-to-four family residential loans.

Purchased credit-impaired (“PCI”) loans totaled $16.9 million at March 31, 2020, as compared to $17.4 million at December 31, 2019. The majority of the PCI loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. The Company accreted interest income of $803,000 and $1.0 million attributable to PCI loans for the three months ended March 31, 2020, and March 31, 2019, respectively.

The Company has elected to participate in the Paycheck Protection Program (PPP) authorized by the CARES Act, and administered by the Small Business Administration, which provides 100% federally guaranteed loans for small businesses to cover payroll, utilities, rent and interest. These small business loans may be forgiven if borrowers maintain their payrolls and satisfy certain other conditions for a period of time during the COVID-19 pandemic. As of April 29, 2020, we had approvals for over 570 loans, totaling approximately $91 million, and benefiting small businesses with over 9,500 employees. PPP provides for lender processing fees that range from 1-5% of the final disbursement made to individual borrowers. Based on the Company’s approved disbursements as of April 29, 2020, we estimate our loan processing fees would be approximately $3.2 million

The Company’s available-for-sale debt securities portfolio decreased by $76.9 million, or 6.8%, to $1.06 billion at March 31, 2020, from $1.14 billion at December 31, 2019. The decrease was primarily attributable to paydowns and maturities. At March 31, 2020, $934.4 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $126.7 million in corporate bonds, the majority of which were considered investment grade at March 31, 2020, and $279,000 in municipal bonds. No specific COVID-19 related credit impairment was identified within the Company’s investment securities portfolio during the first quarter of 2020.

Total liabilities decreased $65.0 million, or 1.5%, to $4.29 billion at March 31, 2020, from $4.36 billion at December 31, 2019. The decrease was primarily attributable to a decrease in other borrowings of $140.6 million, partially offset by an increase in increase in deposits of $77.3 million.

Deposits increased $77.3 million, or 2.3%, to $3.49 billion at March 31, 2020, as compared to $3.41 billion at December 31, 2019. The increase was attributable to increases of $50.9 million in certificates of deposit, $39.2 million in transaction accounts and $22.8 million in savings accounts, partially offset by decreases of $35.6 million in money market accounts.

Deposit account balances are summarized as follows (dollars in thousands):

	March 31, 2020	December 31, 2019
Transaction:
Non-interest bearing checking	$394,836	$387,409
Negotiable orders of withdrawal and interest-bearing checking	605,652	573,927
Total transaction	1,000,488	961,336
Savings and Money market:
Savings	769,991	747,186
Money market	615,602	651,159
Total savings	1,385,593	1,398,345
Certificates of deposit:
Brokered deposits	226,140	259,024
$250,000 and under	711,690	654,565
Over $250,000	161,635	134,963
Total certificates of deposit	1,099,465	1,048,552
Total deposits	$3,485,546	$3,408,233

Included in the table above are business and municipal deposit account balances as follows (dollars in thousands):

	March 31, 2020	December 31, 2019

Business customers	$530,628	$508,901
Municipal customers	$393,805	$371,214

Borrowings and securities sold under agreements to repurchase decreased to $716.4 million at March 31, 2020, from $857.0 million at December 31, 2019. Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent as part of leverage strategies.

The following is a table of term borrowing maturities (excluding capitalized leases and overnight borrowings) and the weighted average rate by year at March 31, 2020 (dollars in thousands):

Year	Amount	Weighted Average Rate
2020	$175,000	0.74%
2021	170,000	1.98%
2022	120,000	2.29%
2023	87,500	2.89%
2024	50,000	2.47%
Thereafter	107,500	1.72%
	$710,000	1.83%
Total stockholders’ equity increased by $6.5 million to $702.3 million at March 31, 2020, from $695.9 million at December 31, 2019. The increase was primarily attributable to a $6.0 million increase in accumulated other comprehensive income associated with unrealized gains on our debt securities available-for-sale portfolio, net income of $4.6 million for the three months ended March 31, 2020, and a $1.1 million increase in equity award activity. The increase was partially offset by $5.2 million in dividend payments.

The Company continues to maintain a strong liquidity and capital position, despite the economic uncertainties presented by the COVID-19 pandemic. The Company's most liquid assets are cash and cash equivalents, corporate bonds, and unpledged mortgage-related securities issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac, that we can either borrow against or sell. We also have the ability to surrender bank-owned life insurance contracts. The surrender of these contracts would subject the Company to income taxes and penalties for increases in the cash surrender values over the original premium payments. We also have the ability to obtain additional funding from the FHLB and Federal Reserve Bank utilizing unencumbered and unpledged securities and multifamily loans. The Company expects to have sufficient funds available to meet current commitments in the normal course of business.

The Company had the following primary sources of liquidity at March 31, 2020 (dollars in thousands):

Cash and cash equivalents(1)	$94,339
Corporate bonds	$126,666
Multifamily loans(2)	$1,152,448
Mortgage-backed securities (issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac)(2)	$484,610
(1) Excludes $20,080 of cash at Northfield Bank.
(2) Represents remaining borrowing potential.

The Company and the Bank have elected to opt into the Community Bank Leverage Ratio (“CBLR”) framework, effective for the first quarter of 2020. The CBLR will replace the risk-based and leverage capital requirements in the generally applicable capital rules. At March 31, 2020, the Company and the Bank's preliminary CBLR ratios were 13.2% and 12.2%, respectively, which exceeded the minimum requirement to be considered of capitalized of 8% . As a result of the COVID-19 pandemic the Federal Regulators have lowered the CBLR ratio to 8% which will phase back to the original legislation of 9%.

Asset Quality

The following table details total originated and acquired (excluding PCI) non-accrual loans, non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at March 31, 2020, and December 31, 2019 (dollars in thousands):

	March 31, 2020	December 31, 2019
Non-accrual loans:
Held-for-investment
Real estate loans:
Commercial	$7,275	$7,922
One-to-four family residential	878	889
Multifamily	435	437
Home equity and lines of credit	183	185
Total non-accrual loans	8,771	9,433
Loans delinquent 90 days or more and still accruing:
Held-for-investment
Real estate loans:
Commercial	186	253
One-to-four family residential	179	265
Multifamily	291	—
Total loans delinquent 90 days or more and still accruing	656	518
Total non-performing assets	$9,427	$9,951
Non-performing loans to total loans	0.27%	0.29%
Non-performing assets to total assets	0.19%	0.20%
Loans subject to restructuring agreements and still accruing	$14,009	$14,143
Accruing loans 30 to 89 days delinquent	$13,993	$8,206

Included in non-accrual loans at March 31, 2020, are two commercial real estate loans with aggregate balances of approximately $4.1 million, which have collateral properties under contract for sale expected to close in the second quarter of 2020. No impairment reserves were required on these loans as of March 31, 2020 and the loans are expected to be repaid in full upon sale of the collateral properties.

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $14.0 million and $8.2 million at March 31, 2020, and December 31, 2019, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at March 31, 2020 and December 31, 2019 (dollars in thousands):

	March 31, 2020	December 31, 2019
Held-for-investment
Real estate loans:
Commercial	$8,150	$5,450
One-to-four family residential	4,127	1,590
Multifamily	972	547
Home equity and lines of credit	341	217
Commercial and industrial loans	403	229
Other loans	—	26
Total delinquent accruing loans held-for-investment	$13,993	$8,206

The increase in delinquent commercial real estate loans was primarily due to one loan with a balance of approximately $5.0 million which was 31 days past due at March 31, 2020. The loan is collateralized by a motel and a catering/banquet hall with a recent appraised value of $8.4 million. The borrower has recently requested temporary payment relief related to the COVID-19 pandemic. Prior to this the borrower had been making regular payments. The increase in delinquent one-to-four family residential loans was primarily due to two loans, one originated, with a balance of $1.8 million which was 31 days past due at March 31, 2020, and one acquired pool loan with a balance of $839,000 which was 30 days past due at March 31, 2020. Both loans are considered to be well secured.

PCI Loans (Held-for-Investment)

At March 31, 2020, 9.6% of PCI loans were past due 30 to 89 days, and 26.8% were past due 90 days or more, as compared to 20.9% and 24.3%, respectively, at December 31, 2019.

COVID-19 Exposure

Management continues to evaluate the Company's exposure to increased loan losses related to the COVID-19 pandemic, in particular the commercial real estate and multifamily loan portfolios. The Company has implemented a customer relief program to assist borrowers that may be experiencing financial hardship due to COVID-19 related challenges. The relief program grants principal and/or interest payment deferrals typically for a period of 90 days. Through April 23, 2020, the Company had inquiries or requests for payment deferral from 208 borrowers, representing $340.9 million, or approximately 10%, of the Company’s outstanding originated and acquired loan portfolio as of March 31, 2020, and we had executed or approved payment deferrals for 89 loans totaling $135.6 million. Loans in deferment status (“COVID-19 Modified Loans”) will continue to accrue interest during the deferment period unless otherwise classified as nonperforming. COVID-19 Modified Loans are required to make escrow payments for real estate taxes and insurance, if applicable. The COVID-19 Modified Loan agreements also require loans to be brought back to their fully contractual terms within 12-18 months and include covenants that prohibit distributions, bonuses, or payments of management fees to related entities until all deferred payments are made. Consistent with industry regulatory guidance, borrowers that were otherwise current on loan payments that were granted COVID-19 related financial hardship payment deferrals will continue to be reported as current loans throughout the agreed upon deferral period. Borrowers, which were delinquent in their payments to the Bank, prior to requesting a COVID-19 related financial hardship payment deferral are reviewed on a case by case basis for TDR classification and non-performing loan status. The Company anticipates that the number and amount of COVID-19 financial hardship payment deferral requests may continue to increase.

The following table sets forth the property types collateralizing our originated and acquired (excluding PCI) loans as of March 31, 2020 (dollars in thousands):

	Loan Portfolio by Property Type at March 31, 2020					Loans Requesting/Inquiring About Relief through April 23, 2020(1)
	Number of Loans	Amount	Average Loan Size	Weighted Average LTV Ratio	% of Total Loans	Number of Loans	Amount	Average Loan Size	Weighted Average LTV Ratio	% of Portfolio by Property Type
Commercial Real Estate
Mixed use (majority of space is non-residential)	207	$152,255	$736	48%	4.4%	34	$32,091	$944	46%	21.1%
Retail	85	135,547	1,595	49%	3.9%	16	27,495	1,718	49%	20.3%
Office buildings	108	103,770	961	51%	3.0%	8	6,049	756	37%	5.8%
Warehousing	20	18,443	922	50%	0.5%	1	610	610	47%	3.3%
Accommodations	14	78,169	5,584	43%	2.2%	8	41,037	5,130	42%	52.5%
Nursing Home	5	28,012	5,602	59%	0.8%	—	—	—	—%	—%
Medical Office Buildings	20	26,381	1,319	66%	0.8%	—	—	—	—%	—%
Industrial and Manufacturing (Office and Plant)	25	22,623	905	46%	0.6%	3	3,746	1,249	37%	16.6%
Restaurant	20	12,774	639	58%	0.4%	11	6,505	591	45%	50.9%
Schools/Child Day care	5	5,294	1,059	38%	0.2%	—	—	—	—%	—%
Religious	16	11,251	703	41%	0.3%	2	549	274	28%	4.9%
Automobile	14	5,016	358	55%	0.1%	1	54	54	7%	1.1%
Bank Branch	7	6,621	946	47%	0.2%	—	—	—	—%	—%
Leisure	3	2,886	962	61%	0.1%	—	—	—	—%	—%
Car Wash	6	2,609	435	51%	0.1%	1	579	579	22%	22.2%
Funeral Home	3	2,934	978	66%	0.1%	—	—	—	—%	—%
Other	67	15,802	236	50%	0.4%	7	2,573	368	55%	16.3%
Multifamily(2)	1,058	2,406,564	2,275	54%	68.9%	90	209,822	2,331	51%	8.7%
Total commercial real estate (including multifamily)	1,683	3,036,951	1,804	53%	87.0%	182	331,110	1,819	44%	10.9%
One-to-four family residential	744	254,338	342	53%	7.3%	7	4,255	608	54%	1.7%
Home equity and lines of credit	1,806	100,002	55	55%	2.8%	—	—	—	—%	—%
Construction and land	37	41,341	1,117	44%	1.2%	1	576	576	44%	1.4%
Commercial and industrial loans	427	58,414	137	NM	1.7%	18	5,003	278	NM	8.6%
Other	32	1,205	38	NM	—%	—	—	—	—%	—%
Total loans (excluding PCI)	4,729	$3,492,251			100.0%	208	$340,944			9.8%

(1) Balances as of March 31, 2020. Number of loans requesting relief through April 23, 2020.
(2) Property type is apartment units equal or greater than five units.

As of April 28, 2020, loans current as of March 31, 2020, which had not made their April payment totaled $203.9 million, of which $82.1 million have requested temporary relief and are included in the table above.

About Northfield Bank

Northfield Bank, founded in 1887, operates 37 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong.  They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, the effects of the COVID-19 pandemic, including the effects of the steps being taken to address the pandemic and their impact on the Company’s market and employees, competition among depository and other financial institutions, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, if any, and adverse changes in the securities markets.  Consequently, no forward-looking statement can be guaranteed.  Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

	At or For the Three Months Ended
	March 31,		December 31,
	2020	2019	2019
Selected Financial Ratios:
Performance Ratios(1)
Return on assets (ratio of net income to average total assets) (7) (8) (9)	0.37%	0.79%	0.82%
Return on equity (ratio of net income to average equity) (7) (8) (9)	2.60	5.29	5.79
Average equity to average total assets	14.14	14.97	14.11
Interest rate spread	2.31	2.33	2.16
Net interest margin	2.57	2.63	2.45
Efficiency ratio(2) (7) (8)	52.20	62.67	57.32
Non-interest expense to average total assets	1.27	1.73	1.51
Non-interest expense to average total interest-earning assets	1.35	1.85	1.61
Average interest-earning assets to average interest-bearing liabilities	123.41	125.54	123.40
Asset Quality Ratios:
Non-performing assets to total assets	0.19	0.19	0.20
Non-performing loans(3) to total loans(4)	0.27	0.26	0.29
Allowance for loan losses to non-performing loans held-for-investment	390.37	324.85	288.48
Allowance for loan losses to originated loans held-for-investment, net(5) (9)	1.16	0.97	0.93
Allowance for loan losses to total loans held-for-investment, net(6) (9)	1.05	0.84	0.84

(1)	Annualized when appropriate.

(2)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

(3)	Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCI loans), and are included in total loans held-for-investment, net.

(4)	Includes originated loans held-for-investment, PCI loans, and acquired loans.

(5)	Excludes PCI loans and acquired loans held-for-investment, and related reserve balances.

(6)	Includes PCI and acquired loans held-for-investment.
(7) The three months ended December 31, 2019, included tax-exempt income of $1.0 million from bank owned life insurance proceeds in excess of the cash surrender value of the policies.
(8) The three months ended March 31, 2020, and December 31, 2019, included merger-related expenses of $179,000 and $125,000, respectively. The three months ended December 31, 2019, also included $755,000, after-tax, in occupancy expense related to the consolidation of three branches.
(9) The three months ended March 31, 2020, included an allowance for loan losses of $6.2 million ($4.6 million after-tax) related to additional factors considered for COVID-19.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	March 31, 2020	December 31, 2019
ASSETS:
Cash and due from banks	$20,080	$15,409
Interest-bearing deposits in other financial institutions	94,619	132,409
Total cash and cash equivalents	114,699	147,818
Trading securities	8,388	11,222
Debt securities available-for-sale, at estimated fair value	1,061,443	1,138,352
Debt securities held-to-maturity, at amortized cost	8,706	8,762
Equity securities	3,483	3,341
Originated loans held-for-investment, net	3,098,760	2,987,067
Loans acquired	393,491	432,653
Purchased credit-impaired (PCI) loans held-for-investment	16,886	17,365
Loans held-for-investment, net	3,509,137	3,437,085
Allowance for loan losses	(36,800)	(28,707)
Net loans held-for-investment	3,472,337	3,408,378
Accrued interest receivable	14,298	14,609
Bank owned life insurance	154,333	153,459
Federal Home Loan Bank of New York stock, at cost	29,855	39,575
Operating lease right-of-use assets	41,473	39,504
Premises and equipment, net	25,670	25,659
Goodwill	38,411	38,411
Other assets	23,685	26,212
Total assets	$4,996,781	$5,055,302

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$3,485,546	$3,408,233
Securities sold under agreements to repurchase	75,000	75,000
Federal Home Loan Bank advances and other borrowings	641,357	782,004
Lease liabilities	45,932	44,069
Advance payments by borrowers for taxes and insurance	22,444	20,045
Accrued expenses and other liabilities	24,186	30,098
Total liabilities	4,294,465	4,359,449
Total stockholders’ equity	702,316	695,853
Total liabilities and stockholders’ equity	$4,996,781	$5,055,302

Total shares outstanding	49,291,928	49,175,347
Tangible book value per share (1)	$13.45	$13.35

(1)
Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $714,000 and $769,000 at March 31, 2020, and December 31, 2019, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	Three Months Ended
	March 31,		December 31,
	2020	2019	2019
Interest income:
Loans	$35,337	$32,590	$34,950
Mortgage-backed securities	5,622	4,074	5,628
Other securities	1,024	1,865	1,256
Federal Home Loan Bank of New York dividends	577	402	480
Deposits in other financial institutions	172	535	323
Total interest income	42,732	39,466	42,637
Interest expense:
Deposits	9,279	10,247	10,016
Borrowings	3,520	1,889	4,145
Total interest expense	12,799	12,136	14,161
Net interest income	29,933	27,330	28,476
Provision for loan losses	8,183	59	772
Net interest income after provision for loan losses	21,750	27,271	27,704
Non-interest income:
Fees and service charges for customer services	1,120	1,140	1,248
Income on bank owned life insurance	876	896	1,952
(Losses) gains on available-for-sale debt securities, net	(13)	155	177
(Losses) gains on trading securities, net	(1,992)	1,086	531
Other	117	37	287
Total non-interest income	108	3,314	4,195
Non-interest expense:
Compensation and employee benefits	7,289	11,020	9,681
Occupancy	3,060	3,282	4,190
Furniture and equipment	333	259	281
Data processing	1,460	1,263	1,462
Professional fees	1,109	747	1,049
Advertising	818	764	601
FDIC insurance	—	277	26
Other	1,613	1,592	1,436
Total non-interest expense	15,682	19,204	18,726
Income before income tax expense	6,176	11,381	13,173
Income tax expense	1,625	2,610	3,052
Net income	$4,551	$8,771	$10,121
Net income per common share:
Basic	$0.10	$0.19	$0.22
Diluted	$0.10	$0.19	$0.21
Basic average shares outstanding	46,791,768	46,940,903	46,709,366
Diluted average shares outstanding	46,983,466	47,288,160	47,119,309

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	March 31, 2020			December 31, 2019			March 31, 2019
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,471,367	$35,337	4.09%	$3,380,580	$34,950	4.10%	$3,218,277	$32,590	4.11%
Mortgage-backed securities (3)	955,024	5,622	2.37	932,649	5,628	2.39	627,377	4,074	2.63
Other securities (3)	156,074	1,024	2.64	182,912	1,256	2.72	246,802	1,865	3.06
Federal Home Loan Bank of New York stock	31,263	577	7.42	36,045	480	5.28	21,729	402	7.50
Interest-earning deposits in financial institutions	70,225	172	0.99	79,241	323	1.62	92,538	535	2.34
Total interest-earning assets	4,683,953	42,732	3.67	4,611,427	42,637	3.67	4,206,723	39,466	3.80
Non-interest-earning assets	289,925			303,297			286,313
Total assets	$4,973,878			$4,914,724			$4,493,036

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,002,066	$4,073	0.82%	$1,967,609	$5,021	1.01%	$1,857,654	$4,794	1.05%
Certificates of deposit	1,114,043	5,206	1.88	990,855	4,995	2.00	1,101,865	5,453	2.01
Total interest-bearing deposits	3,116,109	9,279	1.20	2,958,464	10,016	1.34	2,959,519	10,247	1.40
Borrowed funds	679,476	3,520	2.08	778,386	4,145	2.11	391,365	1,889	1.96
Total interest-bearing liabilities	3,795,585	12,799	1.36	3,736,850	14,161	1.50	3,350,884	12,136	1.47
Non-interest bearing deposits	382,044			390,834			379,642
Accrued expenses and other liabilities	93,129			93,497			90,012
Total liabilities	4,270,758			4,221,181			3,820,538
Stockholders' equity	703,120			693,543			672,498
Total liabilities and stockholders' equity	$4,973,878			$4,914,724			$4,493,036

Net interest income		$29,933			$28,476			$27,330
Net interest rate spread (4)			2.31%			2.16%			2.33%
Net interest-earning assets (5)	$888,368			$874,577			$855,839
Net interest margin (6)			2.57%			2.45%			2.63%
Average interest-earning assets to interest-bearing liabilities			123.41%			123.40%			125.54%

(1)	Average yields and rates are annualized.

(2)	Includes non-accruing loans.

(3)	Securities available-for-sale and other securities are reported at amortized cost.

(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.

(5)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.

(6)	Net interest margin represents net interest income divided by average total interest-earning assets.